An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Form 1-A Offering Circular Format for a Regulation A Tier 2 Offering

Preliminary Offering Circular

For

THE HOLIDAY LIFESTYLE FUND 1 L.L.C.

A Florida Limited Liability Company

July 2, 2021

SECURITIES OFFERED: Equity in the form of Class A Membership Interests denominated in Units

MAXIMUM OFFERING AMOUNT: $50,000,000.00

MINIMUM OFFERING AMOUNT: None

MINIMUM INVESTMENT AMOUNT: $10,000.00

CONTACT INFORMATION: The Holiday Lifestyle Fund 1 L.L.C.

                                                    169 Griffin Boulevard, Suite 106

                                                    Panama City Beach, Florida 32413

                                                    Phone: 850-235-2090

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to Accredited Investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The Holiday Lifestyle Fund 1 L.L.C., a Gulf Coast real estate investment business that is organized in Florida as a limited liability company (the “Company”), is offering by means of this offering circular (the “Offering Circular”) equity in the form of Class A membership interests (the “Membership Interests,” “Membership Units,” or in the singular an “Interest” or “Unit”) on a best-efforts basis.

The Company intends to raise Offering Proceeds to engage in the following activities: (i) to acquire, develop, rehabilitate, hold, and/or sell non-owner-occupied income-producing real estate located in the United States; (ii) to purchase, rehabilitate, develop, and rent income-producing real estate located in the United States; (iii) to acquire, develop, rehabilitate, hold, and/or sell non-owner-occupied income-producing real estate classified as short-term rentals or vacation rentals throughout the United States; and (iv) to purchase, rehabilitate, develop, and rent income-producing real estate located in the United States classified as commercial real estate assets such as multifamily, self-storage, warehouse and industrial, office, and retail properties (see the “Use of Proceeds” section below) These anticipated uses will not change if the Company fails to reach the Maximum Offering Amount. The only change that will occur is the potential size of the asset portfolio if the Company raises less than the Maximum Offering Amount.

Each Membership Unit is offered at a price of $1,000.00, and the Minimum Investment Amount per Investor is $10,000.00. There is no Minimum Offering Amount required; and therefore, no need for an escrow account. All Investor funds will be deposited into the Company’s main operating account in exchange for the Membership Interests.

Sales of the Membership Interests pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence on the date the Company is made aware of its qualification by the Securities and Exchange Commission. Sales of the Membership Interests will continue until the Maximum Offering Amount of $50,000,000.00 is met or until expiration of one year. The Membership Interests will be offered through the Company website found at www.holidaylifestylefund.com (the “Platform”) on a continuous and ongoing basis. The acceptance of Investor subscriptions may be briefly paused at times to allow the Company to process and settle subscriptions that have been received effectively and accurately. (See “Terms of the Offering” below.) There are no selling securityholders in this Offering.

The Company is managed by The Holiday Lifestyle LLC, a Florida limited liability company (hereinafter referred to as the “Manager”). The day-to-day management, investment and development decisions of the real estate investment fund Company are vested in the Manager. The Manager is managed by Mr. Robert Easter, Jr. (the “Chief Executive Officer,” the “CEO,” or the “Officer”), an experienced real estate professional.

The Manager will receive compensation and income from the Company and is subject to certain conflicts of interest. (See the “Compensation of the Manager” and “Conflicts of Interest” sections below for more details.) Investing in the Membership Interests is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment (see “Risk Factors” section below starting on Page 8). There are material income tax risks associated with investing in the Company that prospective Investors should consider. (See “Federal Income Tax Considerations” below.)

The Company will commence sales of the Membership Interests immediately upon qualification of the Offering by the SEC. The Company anticipates that sales will commence during Q3-2021.

Table of Contents	-2-

	Price to public (1)	Underwriting discount and commissions (2)	Proceeds to the issuer (3)	Proceeds to other persons (4)
Per Unit Amount	$1,000.00	$0.00	$990.00	$10.00
Minimum Investment Amount	$10,000.00	$0.00	$9,900.00	$100.00
Minimum Offering Amount	N/A	N/A	N/A	N/A
Maximum Offering Amount	$50,000,000.00	$0.00	$49,500,000.00	$500,000.00*

(1) The Offering price to Investors was arbitrarily determined by the Manager.

(2) The Company is not using an underwriter for the sale of Membership Interests.

(3) Net Deployable Proceeds to the Company only reflect an approximation of the Proceeds, less estimated commissions to the broker-dealer, less the deduction of organization and offering expenses reimbursement to the Manager. Any expenses associated with the Membership Interests and/or other investments of the Company shall be paid by the Company in accordance with the terms set forth herein and in the Operating Agreement.

(4) The Dalmore Group LLC, an independent FINRA registered broker-dealer, is assisting the Company to sell the Membership Interests on a best-efforts basis, in exchange for a 1.0% commission on the aggregate amount raised by the Company. No commissions for selling Membership Interests will be paid to the Company, the Manager, the Officer, or the employees.

*Additionally, the initial expenses associated with this Offering, including legal and accounting expenses, which total approximately $100,000.00, will be paid by the Manager. Notwithstanding the foregoing, the Company intends to reimburse the Manager for any organization and Offering costs and expenses incurred on behalf of the Company, which are approximately $100,000.00, using the Proceeds once $1,000,000.00 is raised.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Table of Contents	-3-

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Operating Agreement, a copy of which is attached hereto as Exhibit 3, and should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, the Operating Agreement shall prevail and control, and no Investor should rely on any reference herein to the Operating Agreement without consulting the actual underlying document.

Table of Contents	-4-

COMPANY INFORMATION AND BUSINESS

The Holiday Lifestyle Fund 1 L.L.C. is a Florida limited liability company with a principal place of business located at 169 Griffin Boulevard, Suite 106, Panama City Beach, FL 32413 Phone: 850-235-2090.

MANAGEMENT

The Company is managed by an Affiliate the Manager, The Holiday Lifestyle LLC. The day-to-day management and investment decisions of the Company are vested in Mr. Robert Easter, Jr., an owner, and the Chief Executive Officer of the Manager company.

THE OFFERING

This Offering is the first capital raise by the Company in its history. The Company is exclusively selling Company equity in the form of Class A Membership Interests (the “Membership Interests”). The Membership Interests are denominated into Units. The Company will use the Proceeds of this Offering to begin its operations.

SECURITIES BEING OFFERED

The Membership Interests are being offered at a purchase price of $1,000.00 per Unit. The Minimum Offering Amount for any Investor is $10,000.00. Upon purchase of Membership Interests, a Member is granted (i) the right to vote on all matters subject to a Class A Member vote; and (ii) the right to receive dividends or disbursements, when the Manager declares such dividends or disbursements. For a complete summary of the rights granted to Members, see “Description of the Securities” section below.

Table of Contents	-5-

COMPENSATION TO MANAGER

In addition to the fees detailed in the “Compensation of the Manager” section below, the Manager will receive an Organizational Fee of $100,000.00 upon the release of the Proceeds from escrow. The Manager of the Company will not be compensated through commissions for the sale of the Membership Interests through this Offering.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT

Mr. Robert Easter, Jr., the CEO, via the Manager, The Holiday Lifestyle LLC, and other Companies, including Affiliates, have successfully invested in and managed multiple real estate investment projects in multiple states over the past 20 years. See the “Chief Executive Officer and Manager” section below for a more detailed explanation.

Table of Contents	-6-

INVESTOR SUITABILITY STANDARDS

The Membership Interests will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” as described in the next below.

Each person purchasing Membership Interests will be subject to the terms of the Operating Agreement, a copy of which attached hereto as Exhibit 3.

Each person acquiring Membership Interests may be required to represent that he, she, or it is purchasing the Membership Interests for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Membership Interests may be required to furnish such information or certification as the Company may require determining whether any person or entity purchasing Membership Interests is an Accredited Investor if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Membership Interests. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Membership Interests cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth, if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Membership Interests.

COMMISSIONS FOR SELLING Membership Interests

The Membership Interests will be offered and sold directly by the Company, the Officer, and Company’s employees. No commissions for selling the Membership Interests will be paid to the Company, the Officer, or the Company’s employees.

The Company engaged The Dalmore Group LLC, an independent FINRA registered broker-dealer to assist the Company with the sales of the Membership Interests in exchange for a 1.0% commission on the Company’s aggregate sales of the Membership Interests.

The Investor who is admitted to the Company through such broker-dealer (and not directly through the Company, the Officer, or the employees) may be responsible for all such commissions payable to broker-dealers (and such payments may reduce the Investor’s invested capital).

Table of Contents	-7-

NO LIQUIDITY

There is no public market for the Membership Interests, and none is expected to develop. Additionally, the Membership Interests will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system. (See “Description of the Securities” below.) Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Membership Interests. (See “Risk Factors” below.)

LEVERAGING THE PORTFOLIO

The Company may utilize funds provided by third parties to leverage the potential value of the Company’s property asset portfolio. The Manager has the sole discretion as to the use of such leverage, and the terms of any such agreement between the Company and the third party providing such funds.

IDENTIFICATION OF AFFILIATES	See Exhibit 16 the “Affiliates Diagram”
CONFLICTS OF INTEREST	See “Risk Factors” below starting on Page 8, and also see “Conflicts of Interest” below beginning on Page 28.
COMPANY EXPENSES

Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering, the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, rehabilitation, holding and management of real estate and costs and expenses associated with the disposition of real estate.

RISK FACTORS

Although the Company will attempt, in its sole and absolute discretion, to comply with requests for the transfer of the Membership Interests if the Company can accommodate it (See “Description of the Securities” below). Any investment in the Membership Interests involves a significant degree of risk and is suitable only for Investors who have no need for liquidity in this investment. When analyzing this Offering, prospective Investors should carefully consider each of the following risks.

INVESTMENT RISKS

Table of Contents	-8-

The Offering Price has been arbitrarily determined by the Company and does not reflect the value of the assets that have been or will be acquired by the Company.

The Offering price per Unit has been arbitrarily determined by the Company and does not bear any relationship to the assets that have been or are to be acquired by the Company or any other established criteria or indicia for valuing a business. The assets that are to be acquired by the Company could have a higher or lower value than the Offering price, which may result in the valuation of the Company being lower or higher than the Offering price.

Investment in the Membership Interests is speculative, and each Investor assumes the risk of losing his, her, or its entire investment.

Investment in these Membership Interests is speculative, and by investing, each Investor assumes the risk of losing the entire investment. The Company has limited operations as of the date of this Offering Circular and will be solely dependent upon the efforts of the Manager to develop and manage the property asset portfolio that is developed, all of which are subject to the risks described herein. Accordingly, only Investors who are able to bear the loss of their entire investment and who otherwise meet the Investor Suitability Standards should consider purchasing these Membership Interests.

The Company’s ability to commence operations is dependent on its ability to raise funds.

In order to execute the Plan of Operations, the Company will require varying amounts of capital based on the properties the Company intends to acquire. The Company’s ability to commence operations is largely dependent upon its ability to raise funds through this Offering and thereby securing its real estate property investments. Investors should be aware that there is no assurance that the Company will obtain capital investments necessary to commence operations and become profitable. In addition, receipt of capital investments of less than the Maximum Offering Amount will reduce the ability of the Company to spread investment risks through diversification of its property asset portfolios.

There is no federal registration therefore there is limited governmental review.

This Offering has not been registered with the U.S. Securities and Exchange Commission or with any state regulators. Although certain states require notice filing pursuant to pertinent state securities laws, the Offering is largely subject to limited governmental review.

There is limited transferability of Membership Interests and no public market for the Membership Interests.

Although the Company may attempt to redeem Membership Interests when possible, in the Company’s sole and absolute discretion, there is no public market for the Membership Interests, and none is expected to develop in the future. Even if a potential buyer could be found, the transferability of these Membership Interests may be limited. Any sale or transfer of these Membership Interests also requires the prior written consent of the Company. Investors must be capable of bearing the economic risks of this investment with the understanding that these Membership Interests may not be liquidated by resale or redemption and should expect to hold their Membership Interests as a long-term investment.

Table of Contents	-9-

There is no guarantee of reaching Maximum Offering Amount.

There is no assurance that the Company will obtain capital investments equal to the amount required to close the Offering. In addition, receipt of capital investments of less than the Maximum Offering Amount may reduce the ability of the Company to spread investment risks through diversification of its real estate property asset portfolio or debt portfolio.

Investors are not independently represented by the Company’s attorneys and should seek their own independent counsel.

The Investors in the Company have not been represented by independent counsel with respect to this Offering. Attorneys assisting in the formation of the Company and the preparation of this Offering Circular have represented only the Company and its principals and Affiliates. (See “Conflicts of Interest” below.)

No assurance can be provided that the Maximum Offering Amount will be adequate working capital and/or will absolve the need for additional financing.

In the opinion of the Company, if the maximum number of Membership Interests being offered is sold, the Company may have sufficient working capital to achieve its planned operations. However, there can be no assurance that even if the maximum number of Membership Interests is sold that the Company would not be required to seek alternative or additional sources of financing. The Company is not restricted in the application of the funds as provided within this Offering Circular under the caption “Use of Proceeds” below.

Terms of the Membership Interests may not be favorable to prospective Investors.

The Company has set the terms of the Membership Interests in a manner which is favorable to the Company and has not tried to consider the favorability or suitability of such terms for any prospective Investors.

The Company may employ leverage, resulting in the Membership Interests being subordinate to any debt incurred by the Company.

Any indebtedness incurred by the Company (e.g., through a credit line, borrowing from the Manager, an Affiliate financer, etc.) may expose the Investors to substantially greater risk. Any debt incurred by the Company will be senior to the Investors and will have priority of payment. If there are no sufficient cash flows generated from the operations of the Company and the Company has to pay Investors, it may affect the Company’s ability to make distributions to Investors. In addition, leverage may involve restrictive covenants, interest obligations and other risks that are customary to organizations that employ leverage in financing their investments.

The Company will invest in assets that have not been identified, therefore, potential Investors will be unable to evaluate the Company’s property asset portfolio prior to making their investment.

None of the specific assets in which the Company will invest in are identified at this time. Therefore, any potential Investor is unable to evaluate the property assets portfolio to determine whether to invest in the Company. However, the general business goals of the Company are to invest in properties as further described herein. The Company may later have specific, identifiable portfolio data which Investors may review upon their prior written request to the Company.

The Company has the right to change and mix its investment profile, there is no guarantee that the investment profile will not change substantially over time.

The Company reserves the right (in its sole and absolute discretion) to modify, change or revise its typical investment profile and the mix of properties that it invests in or otherwise participates in, and accordingly, Investors have no guarantee, and should not assume that the investment mix and profile of the Company will not change substantially over time.

Table of Contents	-10-

BUSINESS RISKS

There is reliance on key personnel to make all decisions with respect to the management of the Company, therefore, Investors will have very limited choice in the management decisions.

The Manager of the Company will make virtually all decisions with respect to the management and day-to-day operations of the Company including, without limitation, the determination as to which properties to invest in and the terms of the investment. The Investors will have very limited voice in the management decisions of the Company, and can exercise only a limited (if any) amount of control over the Company. The Company gives no assurance that the Company will operate at a profit or positive cash flow. The Company is dependent to a substantial degree on the continued services of the Chief Executive Officer. In the event of the death, incapacity or other termination of the Officer, the business and operations of the Company may be adversely affected. Furthermore, all investments related to specific property assets will be undertaken by the Company without the Investors having any ability to directly affect such transactions.

The key personnel not required to devote full-time to the business of the Company.

The Company, the Manager, and the Officer are not required to devote their respective individual capacities full-time to the Company's affairs, but only such time as the affairs of the Company may reasonably require.

No restriction preventing the Company or its Affiliates from competing with one another by investing or sponsoring investments similar to those of the Company.

Though they currently have no intention to do so, there is no restriction preventing the Company or any of its Affiliates, principals, Officer, or management from competing with one another by investing in or sponsoring the formation of other investment groups similar to the Company. The Company may make decisions that may at times favor persons other than the Company. Unless otherwise mandatorily required to the contrary by applicable law, the Company and its Affiliates, principals and management are exonerated from any liability for investment opportunities given to other persons, including (without limitation) Affiliates as is described further in the Operating Agreement.

Delays in the participation in the investment yield by Investors may occur.

There may be a delay between the time subscription funds are accepted from Investors and the time when such funds are deposited into the Company’s main operating account, at which time Investors begin to participate in the investment yield offered herein. Such delays may result from the Company having to verify an Investor’s suitability and admissibility as a Member, and/or delays in depositing an Investor’s contribution into the Company’s main operating account as a result of lack of availability of properties in which to invest by the Company immediately upon an Investor making a contribution to the Company. Any delays between the time subscription funds are accepted and the time when such funds are deposited into the Company shall not be longer than fifteen (15) days.

Table of Contents	-11-

Management and investment practices of the Company are not regulated by federal or state authorities.

The management and investments of the Company are not regulated by the Securities and Exchange Commission or state regulatory authorities, except to the extent that the Offering will be qualified by the SEC, or except to the extent the properties themselves are subject to certain legal standards such as zoning or building codes. While the Company will use its best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility of governmental action to enforce any alleged violations of laws which may result in legal fees and damage awards that would adversely affect the Company and its ability to distribute income to Investors.

Investment in the Company involves certain tax and ERISA risks of which Investors should be aware.

An investment in the Company involves certain tax risks of general application to all Investors and certain other risks specifically applicable to Keogh accounts, Individual Retirement Accounts and other tax-exempt Investors (see “Federal Income Tax Considerations” and “ERISA Considerations” below).

Fluctuations in the real estate market may affect the profitability of the Company and may not be able to liquidate their investment to take advantage of higher available returns.

Real estate markets are subject to abrupt and substantial fluctuations and the purchase of Membership Interests are a relatively illiquid investment. Investors may wish to liquidate their investment to take advantage of higher available returns, but may be unable to do so due to restrictions on transfer and withdrawal.

Risks of leveraging the Company’s asset portfolio include assigning a portion of or the entire Company’s asset portfolio as security for obtaining additional capital.

The Company may borrow funds from any third-party sources (including, but not limited to, lenders and Investors) to fund investments in properties. These additional sources of capital may be secured by assets held by the Company. In order to obtain such additional capital, the Company may assign or encumber part or its entire asset portfolio to the lender or investor. Such money may bear interest at a variable rate. Therefore, if prevailing interest rates rise, the cost of money could reduce the Company’s profitability or cause losses.

Risks of real estate ownership that could affect the marketability and profitability of the properties.

There is no assurance that the Company’s owned properties will be profitable or that cash from operations will be available for distribution to the Investors. Because real estate, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of property interests. The marketability and value of the properties will depend upon many factors beyond the control of the Company, including (without limitation):

1.	Changes in general or local economic conditions;
2.	Changes in supply of or demand for competing properties in an area (e.g., as a result of over-building);
3.	Changes in interest rates;
4.	Promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;
5.	Condemnation and other taking of property by the government;
Table of Contents	-12-

6.	Unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a property difficult;
7.	Unexpected environmental conditions;
8.	Financial conditions of tenants, ground lessees, ground lessors, buyers and sellers of properties;
9.	Changes in real estate taxes and any other operating expenses;
10.	Energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;
11.	Various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and
12.	Imposition of rent controls.

There are a number of risks involved in investing in development, redevelopment and undeveloped properties.

The Company anticipates that it will invest in existing properties that require varying degrees of development. In addition, some properties may be under construction or under contract to be developed or redeveloped. Properties that involve development or redevelopment will be subject to the general real estate risks described above and will also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond the control of the Company. These factors may include (without limitation):

1.	Strikes;
2.	Adverse weather;
3.	Governmental prohibition;
4.	Epidemics;
5.	Earthquakes, Hurricanes, and other "force majeure" events;
6.	Changes in building plans and specifications;
7.	Zoning, entitlement and regulatory concerns, including changes in laws, regulations, elected officials, and government staff;
8.	Material and labor shortages;
9.	Increases in the costs of labor and materials; changes in construction plans and specifications; rising energy costs; and
10.	Delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed).

Delays in completing any development or renovation project will cause corresponding delays in the receipt of operating income and, consequently, the distribution of any cash flow by the Company with respect to such property.

There are risks associated if buying contaminated Properties.

The Company may acquire or invest in properties with known environmental conditions for the purpose of remediating the contamination. Following completion of the remediation, such properties would generally be rented. If the Company does not remediate the environmental condition of a property sufficiently, liability may arise from persons who rented the property. This may cause the Company to defend a lawsuit or regulatory action, in addition to remediating the property. This may cause the profits for the Company and any investment to be affected.

Table of Contents	-13-

Properties invested in by the Company that may not comply with the Americans with Disabilities Act and other changes in governmental rules and regulations could have adverse consequences to the Company’s profitability.

Under the Americans with Disabilities Act of 1990 (the "ADA"), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by the Company or in which it makes a property investment may not be in compliance with the ADA. If a property is not in compliance with the ADA, then the Company may be required to make modifications to such property to bring it into compliance, or face the possibility of imposition, or an award, of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences to the Company.

Unforeseen Changes.

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, global economic factors, and/or real estate trends; (iii) the capacity, circumstances, and relationships of partners of Affiliates, the Company, or the Manager; or (iv) the presence, availability, or discontinuation of real estate and/or housing incentives.

The Company continuously encounters changes in its operating environment, and the Company may have fewer resources than some of its competitors to continue to adjust to those changes. The operating environment of the Company is undergoing rapid changes, with frequent introductions of laws, regulations, competitors, market approaches, and economic impacts. Future success will depend, in part, upon the ability of the Company to address the needs of its Investors, sponsors, and clients by adapting to those changes and providing products and services that will satisfy the demands of their respective businesses and projects. Many of the competitors have substantially greater resources to adapt to those changes. The Company may not be able to effectively react to all of the changes in its operating environment or be successful in adapting its products, services, and approach.

DILUTION

There have not been any transfers or sales of the Company’s Class A Membership Interests within the past year to Directors, Officers, or affiliated persons.

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

The Offering will be made to through general solicitation, direct solicitation, and marketing efforts and Investors will be directed to the Portal to invest. The Company has engaged KoreConX Inc., as its transfer agent, and The Dalmore Group LLC, as an independent FINRA broker-dealer to assist the Company in selling the Membership Interests. The Company is not engaging an Underwriter for the sale of the Membership Interests. The Offering is being conducted on a best-efforts basis, which means the Manager, the Officer, the employees of the Company and the

Table of Contents	-14-

broker-dealer will use commercially reasonable best efforts in an attempt to sell the Membership Interests. No Manager, Officer, or employees of the Company will receive any commission or any other remuneration for these sales, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. The Company has engaged The Dalmore Group LLC, a FINRA registered broker-dealer, to assist with the sales in exchange for a 1.0% commission on the Company’s aggregate sales of the Membership Interests.

The Company does not require a Minimum Offering Amount; and therefore has no escrow account requirement for the Investor funds. However, there may still be a slight delay between the time the Investor submits the funds, and the time the Company receives those Investor’s funds.

The Company will not limit or restrict the sale of the Membership Interests during this 12-month Offering. No market exists for the Membership Interests and no market is anticipated or intended to exist; therefore, there is no plan to stabilize the market for any of the securities to be offered.

The Manager, Officer, and the employees of the Company are primarily engaged in the Company’s business of developing real estate investments, and none of them are, or have ever been, brokers nor dealers of securities. The Manager, the Officer, and the employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Manager, the Officer, and the employees are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Manager, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Manager, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Manager, Officer, or employee is an associated person of a broker or dealer; (4) the Manager, Officer, and employees primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Manager, Officer, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Manager, Officer, or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

SELLING SECURITY HOLDERS

There are no selling security holders in this Offering.

USE OF PROCEEDS

The Company intends to raise Offering Proceeds to engage in the following activities: (i) to acquire, develop, rehabilitate, hold, and/or sell non-owner-occupied income-producing real estate located in the United States; (ii) to purchase, rehabilitate, develop, and rent income-producing real estate located in the United States; (iii) to acquire, develop, rehabilitate, hold, and/or sell non-owner-occupied income-producing real estate classified as short-term rentals or vacation rentals

Table of Contents	-15-

throughout the United States; and (iv) to purchase, rehabilitate, develop, and rent income-producing real estate located in the United States classified as commercial real estate assets such as multifamily, self-storage, warehouse and industrial, office, and retail properties. These anticipated uses will not change if the Company fails to reach the Maximum Offering Amount.

The Net Proceeds (or “Net Deployable Proceeds”) from this Offering will not be used to compensate or otherwise make payments to the Manager, the Officer, or Members of the Company, unless and to the extent it is as otherwise stated below.

Percentage of Proceeds	100%	75%	50%	25%
Gross Offering Proceeds	$50,000,000.00	$35,000,000.00	$25,000,000.00	$12,500,000.00
Estimated Commissions (1)	$500,000.00	$350,000.00	$250,000.00	$125,000.00
Initial Offering Expenses (2)	$100,000.00	$100,000.00	$100,000.00	$100,000.00
Net Deployable Proceeds (3)	$49,400,000.00	$34,550,000.00	$24,650,000.00	$12,275,000.00

(1) The Dalmore Group LLC, an independent FINRA registered broker-dealer, is assisting the Company to sell the Membership Interests on a best-efforts basis, in exchange for a 1.0% commission on the aggregate amount raised by the Company. No commissions for selling Membership Interests will be paid to the Company, the Manager, the Officer, or the employees.

(2) The initial expenses associated with this Offering, including legal and accounting expenses, will be paid by the Manager using the Proceeds. Notwithstanding the foregoing, the Company intends to reimburse the Manager for any organization and Offering costs and expenses incurred on behalf of the Company, which are approximately $100,000.00.

(3) Net Deployable Proceeds to the Company only reflect an approximation of the Proceeds, less estimated commissions to the broker-dealer, less the deduction of organization and offering expenses reimbursement to the Manager. Any expenses associated with the Membership Interests and/or other investments of the Company shall be paid by the Company in accordance with the terms set forth herein and in the Operating Agreement.

The foregoing represents the Company’s best estimate of the allocation of the Proceeds of this Offering based on the planned Use of Proceeds for the Company’s operations and current objectives. The Company will not raise funds from other sources in order to achieve its investments, except the possible use of leverage from third-party, trusted lenders for the acquisition or refinancing of properties. Notwithstanding the foregoing, the Company may borrow money from financiers, other lenders, or banks to fund its investments, who are not yet identified as of the date of this Offering Circular, as the Company does not have any agreements with any financers, lender, or banks to borrow funds.

A material portion of the minimum Net Proceeds of the Offering (allowing for reserves) is not committed to specific properties or allocated to a specific property type. The Manager intends to use the Proceeds as stated above and expects the Use of Proceeds to remain substantially the same whether the Maximum Offering Amount is met or some lesser portion thereof. However, the Manager reserves the right to use the Proceeds of this Offering in any manner in its sole discretion. No amounts of the Proceeds are anticipated to discharge existing Company debt.

Table of Contents	-16-

In all instances, if and upon qualification of this Form 1-A by the SEC, the Company will need working capital to maintain its general existence and comply with its reporting obligations. In addition to changing allocations because of the amount of Proceeds received, the Company may change the Use of Proceeds because of required changes in the business plan and operating expenses. Investors should understand that the Company has wide discretion over its Use of Proceeds.

USE OF PROCEEDS TO DISCHARGE DEBT

Currently, there is no debt associated with the Company. However, if there were any debt, all debts will be paid prior to any distributions as specified in the Operating Agreement.

ACQUISITION TO PURCHASE PROPERTY OUTSIDE NORMAL COURSE OF BUSINESS

The Company may engage in any lawful business activity in which a Florida limited liability company may engage, except that according to the Operating Agreement the Company shall not engage in the trust company business or the business of banking or insurance.

RESERVATION TO CHANGE USE OF PROCEEDS

The Manager reserves the right to use the Proceeds of this Offering in any lawful business activity in which a Florida limited liability company may engage, in its sole discretion, except that the Company shall not engage in the trust company business or the business of banking or insurance according to its Operating Agreement.

METHOD OF DEPRECIATION

The Company will use basic GAAP Principles, and the depreciation method will be implemented per project at the maximum allowable deprecation schedule that will best benefit all Investors. The method of appraisal will be conducted by a certified third-party appraisal, and/or a combination of market data and income potential.

MAXIMUM LEVERAGE EXPECTED TO BE USED

The Company will use a maximum leverage of 80% Loan-To-Cost (“LTC”) for single family properties, and a maximum of 55% LTC for commercial properties.

DESCRIPTION OF THE BUSINESS

The Company intends to invest in real estate assets and/or properties in the Gulf Coast region of the United States, within specific classes to maximize rental income and create additional equity

Table of Contents	-17-

value by improving property condition via renovation. The Company’s primary focus is to invest in single family, multifamily, and commercial properties that have a high probability of appreciation over a projected seven to 10 year holding period, though the holding period may vary based on the Manager’s sole discretion. The properties are selected based on criteria that includes a positive cash flow at or near the time of purchase, location (and whether the purchase price is less than replacement cost). Each of the properties will then be managed by a well-established third-party property management company, local to the properties, during the holding period to maximize the assets. Property managers have not been identified as of the date of this Offering Circular. The Manager intends to utilize Manager’s extensive relationships throughout the target markets to identify local property managers that will maximize the profitability of the properties in both the short term and long term.

In some circumstances, the Company may elect to purchase commercial properties that have potential to soon be or are cash flow positive, meaning properties that have a positive monthly income after all expenses (mortgages, operating expenses, taxes) and maintenance reserves are paid. These properties are also frequently referred to as “income-producing” properties. Nonetheless, the potential acquisition should have the likelihood to appreciate in value over the hold period. In order to determine if a property is “cash flow positive” the Manager will review the total gross rent, income, or receipts from the property and subtract any and all expenses including utilities, taxes, maintenance, and other reserve expenses. If this number is a positive number, the Company will deem the property “cash flow positive.” Depending on how positive the cash flow is will determine whether the management will purchase the property or not on behalf of the Company: there must be cash flow potential with which the Manager is comfortable.

The Company will invest in any opportunity the Manager sees fit within the confines of the market, marketplace and economy so long as those investments are real estate related and within the investment objectives of the Company. To this end, at some time in the future, the Company may also purchase additional properties or make other real estate investments that relate to varying property types including office, retail, and industrial properties. Such property types will likely be operating properties rather than properties under development. It is expected that the Company will only use the Net Proceeds in this Offering to purchase multifamily and commercial properties.

In some circumstances, the Company may elect to enter into a joint venture agreement with another real estate developer or investor who may have certain resources or opportunities not otherwise available to the Company. In all cases, the debt on any given property must be such that it fits with the Investment Policies of the Company. The Company intends on leveraging the properties with no more than 80% of their value. To be clear, leverage based on the value of the company is distinct from LTC ratio as stated above.

NARRATIVE OF THE BUSINESS

The Holiday Lifestyle Fund 1, L.L.C., is real estate investment business, formed as a Florida limited liability company on November 5, 2020, with the purpose of raising Investor funds to purchase and develop lucrative real estate opportunities with competitive returns on investments made with the Company in the Gulf Coast region of the United States. The Company has commenced limited operations, focused on initial organizational matters in connection with this Offering. The Company aims to generate revenues from rental properties and increasing the property values making targeted improvements and property management. Those target properties

Table of Contents	-18-

are primarily residential, commercial, and multifamily acquisitions. The Company will also consider acquiring industrial, storage, and warehouse rental properties if determined to be advantageous by the Manager. The Company is not aware of any circumstances requiring change to its business activities or management.

The Company will raise Proceeds from this Offering to acquire properties in the United States with a specific focus on the vacation markets in the states of Florida (initially) and Texas. The Company expects to use the Net Proceeds from this Offering to pay for operating costs in connection with this Offering, including marketing costs, legal and accounting fees, as well as financing costs associated with acquiring properties.

Initial Target Market Information

County Name	Population estimates (V2019)	Households 2015-2019	Housing Units July 1, 2019 (V2019)	Owner-Occupied housing unit rate 2015-2019	Owner-Occupied Median Value per housing unit 2015-2019
Bay County, FL	174,705	71,422	104,768	65.1%	$178,400
Gulf County, FL	13,639	5,757	9,736	74.2%	$160,700
Okaloosa County, FL	210,738	77,962	98,619	63.4%	$219,100
Santa Rosa County, FL	184,313	63,514	74,433	76.0%	$199,200
Walton County, FL	74,071	27,420	54,801	74.6%	$229,500

* All data provided was sourced by the United States Census Bureau. All data contained in this table can be found at: https://www.census.gov/quickfacts/fact/table/waltoncountyflorida,santarosacountyflorida,okaloosacountyflorida,gulfcountyflorida,baycountyflorida,US/PST045219

The primary objectives of the Company include providing qualified individuals and business entities with optimal returns by investing in real estate opportunities with vacation properties in the Gulf Coast, first in Northwest Florida (within 20 miles of the beach), then Texas, and potentially across the contiguous United States. The Company will buy residential, commercial, and multifamily properties in growth areas for the lowest price with an efficient acquisitions process, thereby giving the Company an instant competitive advantage. Investors should be aware the above criteria may change if market conditions change.

Investment projects may be individual or multiple properties, with two to 500 units and ranging in price from $500,000.00 to $100,000,000.00.

Table of Contents	-19-

PROFILE OF PROPERTIES

Single-Family Rental/Investment, Small Multifamily (i.e., Duplexes, Tri-Plexes, and Quad-Plexes), and Large Multifamily (Duplexes, Tri-Plexes, Quad-Plexes)

The Company intends to invest in single-family and multifamily rental/investment properties profiles with an appraised value range of $200,000.00 to $10,000,000.00. The initial target market for the Company will be Northwest Florida, with all of the properties expected to be located within 20 miles of the beach. Secondary target markets include Austin and South Texas. Potential properties will be an aggregate of resale and income producing, based on the maximum value that the property may derive.

The short-term rental profile for the single-family and multifamily rental/investments will target vacationing visitors, including those interested in weekend getaways, conventions, shows, etc. The net premiums for short-term rentals are approximately 35% more than those for long-term rental properties. However, some projects will be better positioned for long-term rentals. Loan-to-cost target ratios for these properties will generally range from 55% to 65%.

The Manager intends that the properties will be held for the duration of the Company until the property is refinanced or sold. The Company intends to operate for up to 10 years or more. However, nothing in the Operating Agreement will limit the duration of the Company, as it is up to the sole discretion of the Manager.

The Company intends to hold the properties and add improvements in order to increase their values prior to sales. The Company intends to use local third-party property management (yet to be determined) to address and remedy any issues related to the properties as directed by the Company. If necessary, the property manager(s) can coordinate repairs and/or upgrades as determined by the Company. The increased rental income for the improved properties should result in an increase in value so that the Company may sell or refinance the property for a profit at its proposed exit time of seven to 10 years, subject to change.

The Company’s projects may require extensive construction or rehabilitation to the properties. At a lower than market cost to the Company, its Affiliate construction company can complete the necessary repairs and improvements to the properties (see the “Affiliates” section below). The Company intends to offer a superior finished property to both renters and buyers alike. In doing so, the Company may either elect to quickly sell the property for profit or rent out the property for income if the Manager determines the cash flow of the property is advantageous. The Company intends to maximize the property’s cash flow until sale, refinance, or other disposition.

PROPERTY MANAGEMENT BUSINESS

The Company intends to contract with local third-party property managers for short-term and long-term property management in order to maximize the value of the properties. All property management standards will be followed in accordance with local and state policies and regulations.

Table of Contents	-20-

JOINT VENTURE PARTNERS

The Company may acquire properties or other real estate related investments from, or invest, co-invest, joint venture, or participate with, Affiliates of the Manager or other real estate developers and investors, as determined by the Manager in its sole discretion. The purchase price of any property or real estate related investment acquired from or sold to an affiliated party will be based upon the fair market value of the asset established by a third-party appraisal or fairness opinion that is dated within the last 120 days prior to the transaction.

AFFILIATES

Affiliates of the issuer company shall mean the Manager and any jointly owned entities, associated with the Company, the Manager, or the Officer of the Company.

(See Exhibit 16 the Affiliates Diagram, attached)

JAW 2 Investments LLC, a Texas limited liability company

Role: The Officer of the Company is the Member-Manager

Ownership: 50% Robert Easter, Jr., 50% Lea Easter

Description: Owned and Managed by Robert Easter, Jr., as an investment, consulting, and management family office with one real estate asset valued at $3,500,000.00.

Laurcon Capital LP, a Texas limited partnership

Role: JAW 2 Investments LLC, the Officer’s company, is Member – Manager

Ownership: 50% JAW 2 Investments, 50% Laurcon LLC

Description: An investment, consulting, and management family office with two real estate assets, valued at $2,000,000.00.

Laurcon LLC, a Texas limited liability company

Role: Robert Easter, Jr., is a Manager

Ownership: Single-Member LLC

Description: Real Estate Investment

393 Holdings LLC, a Florida limited liability company

Role: The Officer’s companies are Member-Managers

Ownership: 80% Laurcon LLC, 20% JAW 2 Investments LLC

Description: Multifamily Development Project with 122 units of Commercial Real Estate Asset with a completed value at $44,000,000.00.

Townes and Taylor LLC, a Texas limited liability company

Role: The Officer’s companies are Member-Managers

Ownership: 80% Laurcon LLC, 20% JAW 2 Investments LLC

Description: Real Estate Investment

Coast OEM LLC, a Delaware limited liability company

Role: The Officer’s companies are Member-Managers

Ownership: 40% Laurcon LLC, 40% JAW 2 Investments LLC

Description: Manufacturing Project

Table of Contents	-21-

Coast RE LLC, a Delaware limited liability company

Role: The Officer’s companies are Member-Managers

Ownership: 47% Laurcon LLC, 47% JAW 2 Investments LLC

Description: Commercial Real Estate Asset valued at $16,000,000.00.

CST Construction, LLC, a Texas limited liability company

Role: JAW 2 Investments LLC, the Officer’s company, is a Member

Ownership: with 20% ownership (the 80% Managing-Member is Steele Taylor, the son-in-law of the Officer Robert Easter, Jr.)

Description: Licensed Florida General Contractor

American Industrial LLC, a Wyoming limited liability company

Role: The Officer is Member-Manager

Ownership: 100% Robert Easter

Description: Manufacturing Project

EXIT STRATEGIES

The Management intends to operate the Company for an anticipated term of seven to 10 years. The Manager may hold the assets of the Company for a period shorter or longer than this anticipated term at the Manager’s sole discretion. The Manager may employ multiple exit strategies including, but not limited to:

1. Sale of All, Some, or Individual Properties. The Company will sell if it determines the conditions favorable to selling a property or properties to a third-party or to Affiliate(s) of the Manager. Once all of the Company’s properties are sold it is presumed the Company will dissolve.

2. Refinance the Properties. The Manager expects the Company’s properties to have a maximum leverage not to exceed an 80% loan-to-cost ("LTC") ratio. If the properties’ cash flows and the future appraised value of the properties allow for all Investors to receive a) their return of capital, and b) realized gains on investment, the Company may elect to refinance the properties and return capital and any appreciation back to Investors through distributions (see the “Description of the Securities” section below). If the Company refinances a property, or properties, the Company may retain ownership of the properties.

3. Equity Buyout or Merger. A buyout or merger may occur if another company wants to buy the equity of the Company. It may propose a deal to acquire, either in cash or new stocks for the current equity holders of the Company.

4. Sale to a Public Real Estate Investment Trust (“REIT”). The Manager may find that the properties are attractive purchases for certain public REITs. The Manager may elect to a) sell the properties outright to the individual trust; b) sell the properties to the REIT in exchange for equity in the trust (stock) or cash (depending on the prospective or portfolio value); or c) create its own REIT to which the properties may be sold or exchanged. Note: if the Company were to receive stock of the purchaser REIT in exchange for their Interests, the Investors may be able to sell their Membership Interests on the public exchange of which the public REIT is traded, so long as it is traded.

Table of Contents	-22-

5. Bulk Sale to an Institution. The Company may find an institution is interested in purchasing all of the Company’s properties. The Manager may elect to take such an option, even at a discount, to ensure that all properties are sold in a timely fashion and so long as it is in the best interest of the Company.

6. Fractional Sale or Condominium Sale or Subdivision Sale.  The Company may find that some properties may be sold in parts instead of the whole.  The Manager could implement this strategy in the case its benefits final sales value allows for all Investors to receive a) their return of capital, and b) realized appreciation on the properties’ value.

The Manager will decide the appropriate exit strategy at the time in accordance with market conditions, in the sole discretion of the Manager.

DESCRIPTION OF PROPERTY

The Company does not currently own any real property or business personal property of any material significance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

This discussion and analysis and other parts of this offering statement contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this Offering Circular.

The Company plans to finance the acquisitions through equity financing, including equity capital raised in connection with the Offering. In addition, the Manager has been engaged in developing the financial, offering, and other materials to begin offering the Membership Interests.

The Company is recently formed so it has not yet generated revenue and is devoting substantially all of its efforts to establish its business and planned principal operations will commence at the time of the launch of the Offering. Due to start-up nature of the Company’s and the Manager’s business, the reported financial information once the Company is capitalized and has assets or liabilities, will likely not be indicative of future operating results or operating conditions. Because of its corporate structure, the Company is in large part reliant on the Manager, its Affiliates, and employees to grow its business.

There are a number of key factors that will potentially impact the Company’s operating results going forward, first is the Manager’s ability to obtain high quality properties at reasonable prices, supervise the renovation of those properties, and subsequently rent and/or sell the properties at premium rental income rates and/or sales prices. Second, is the Company’s ability to effectively market the Platform and the Offering to Investors. Third, is the ability to provide a useful Platform for Investors and maintain it effectively to provide the information and technology infrastructure to support the issuance of Membership Interests.

Table of Contents	-23-

At the time of this filing, the Company has not commenced its operations of purchasing properties, is not capitalized, and has no assets or liabilities, and will not until such time as a closing has occurred.

Liquidity and Capital Resources

The Company is expected to finance its business activities through capital contributions from Investors, or the Manager, or financing provided to the Company. The Manager may cover any deficits through additional capital contributions or the issuance of additional Membership Interests. At the time of this filing, no capital contributions have been made to the Company.

In the future, the Company may incur financial obligations related to loans made to the Company by the Officer of the Manager, Affiliates of the Manager, or third-party lenders.

Plan of Operations

The Company expects to launch its Offering in Q3-2021. The proceeds closed during the next twelve months will be used to acquire properties, renovate, and rent properties until the opportunity to sell the properties arise, at the Manager’s sole discretion.

OFFICER, DIRECTOR, AND SIGNIFICANT EMPLOYEES

Officer  / Director

Name	Position	Age	Term of Office	Approximate Hours per week
Robert Easter, Jr.	Chief Executive Officer of Company and Manager	57	November 5, 2020 - Present	Full-time

Significant Employees

Name	Position	Age	Term of Office	Approximate Hours per week
Dr. Jamie Birdwell	Administration	47 years old	November 5, 2020 – Present	Full-time
Steele Taylor	Construction Project Director, General Contractor for CST Construction LLC	31 years old	November 5 - Present	15 hours
William Easter	Social and Online Marketing Campaign Director	29 years old	November 5, 2020 - Present	30+ hours

Table of Contents	-24-

Robert Easter, Jr. – Chief Executive Officer of the Company and of the Manager of the Company

Mr. Easter is the Chief Executive Officer of the Company and of the Manager. He is also a manager and partner at Laurcon Capital, LP (“Laurcon”) and has been since 1999. Mr. Easter was active in real estate construction and development in Austin, Texas, in the early 1990s. He has remained active in the real estate industry as a principal and has operated several successful small businesses centering on finance brokering, banking, and real estate development. He has broad experience in dealing with a variety of distressed debt transactions dating back to the late 1980s with the Resolution Trust Corporation (RTC).

Mr. Easter has more than 30 years of practical real estate investment expertise with over 220 personal acquisitions and $127 million in cumulative investments from 1989 to 2020. Additionally, he has seven years of banking mortgage broker experience as well as leading a real estate brokerage as the real estate broker of record. Mr. Easter was an active real estate broker in Texas from 1986-1996 with services that included asset management, servicing, real estate investments, and syndication investments.

Mr. Easter has completed ground-up development new construction in five Central Texas counties with multiple municipal jurisdictions under various projects since 1992, as well as investment properties, or “flips,” for both commercial and residential projects in both Texas and Florida since 1998.

Significant Employees

Dr. Jamie Birdwell – Administration

Dr. Jamie Birdwell has a master’s degree in organizational management and leadership, and a doctorate in business administration, and has worked closely with the Officer Mr. Easter since 2012. A retired educator, Dr. Birdwell is a seasoned executive officer leading diverse teams across a variety of corporate settings. His business experience includes asset acquisitions, contract negotiations, procurement, as well as leading all administrative efforts for Mr. Easter’s endeavors.

Steele Taylor – Construction Project Director

Mr. Steele Taylor is the principal for CST Construction, serving as the Contractor. He graduated from the Building Service Program at Auburn University, cum laude. Upon graduating, he began work with Manhattan Construction Company, one of the largest construction companies in the United States. In five years, he quickly rose from Project Engineer to Project Manager, effectively leading multi-million-dollar construction efforts such as the Ford Center at the Star and Dallas Cowboys headquarters. In his career, he has assisted in the development of more than $1 billion in construction projects.

CST Construction LLC (“CST”)

CST provides new construction, real estate development, as well as general contractor services. The principal focus of CST’s operations is on new construction and commercial real estate development. The owner and founder of the Company is Mr. Steele Taylor.

Table of Contents	-25-

William Easter – Social and Online Marketing Campaign Director

Mr. Will Easter is a recent graduate of the University of Mississippi, with a Bachelor’s Degree in Marketing. While attending Ole Miss, he was an accomplished student athlete, playing football for the Ole Miss Rebels. His time at the University of Mississippi prepared him greatly for the world of business.

Mr. Will Easter has amassed a significant clientele since graduation through his efforts in online and social media marketing. Additionally, he owns and maintains a professional photography business. Mr. Easter will lead the social and online marketing campaigns for the Company. He is also responsible for website development and its maintenance for the Company, in addition to photographing the properties.

FAMILY RELATIONSHIP DISCLOSURE

Lea Easter is the wife of the Officer Robert Easter, and along with him is a Manager of The Holiday Lifestyle LLC, the Manager of the Company.

Steele Taylor is the son-in-law of Robert Easter, and 80% owner and the Managing-Member of CST Construction LLC, and the Construction Project Director for the Company.

William Easter is the son of Robert Easter and is Social and Online Marketing Campaign Director for the Company.

BUSINESS EXPERIENCE OF THE MANAGEMENT

Current employees of the Company (management and investment, sourcing financing, etc.) are well versed in acquisitions, dispositions, construction, property management, rehab, sales, and marketing.

Management’s Prior Real Estate Development Projects (During the Previous Five Years)

1.	169 Griffin Blvd – A $5,000,000.00, 52,000 square feet Office Condominium project - Panama City Beach, Florida.

2.	89 Seagrove Village Drive - A $2,000,000.00, 5,200 square feet triplex complete renovation and ground-up, new contract of 2,800 square feet in Santa Rosa Beach, Florida.

3.	179 Highway 393 - A $37,000,000, 170,000 square feet 122-unit condominium project on 29 acres under construction in Santa Rosa Beach, Florida.

4.	2500 N Union Street – A $7,000,000.00, 327,000 square feet Historic Preservation manufacturing facility in Kokomo, Indiana.
Table of Contents	-26-

5.	1800 Evergreen Blvd - A new TBB Development in process pre-construction of 2 phase 80,000 square feet 65-unit Condominium project in Austin, Texas.

6.	North Little Rock, AR – A $4,000,000.00, 11,000 square feet Office/Warehouse Renovation with PACE approved energy upgrades in Little Rock, Arkansas.

LEGAL PROCEEDINGS DISCLOSURE

There are no legal proceedings to disclose on behalf of the Company, its Officer, or its Manager, including but not limited to bankruptcy, civil, or criminal proceedings.

COMPENSATION OF THE MANAGER

The Manager will be compensated according to the following schedule:

Phase of Operation	Basis for Fee	Amount of Fee
Acquisition Fee	Fees charged to the Company as the properties are acquired	1.0% of the purchase price of the individual property. An estimate of these fees is difficult to determine at this time.
Disposition Fee	Fees charged to the Company as the properties are disposed of through either a sale or refinance transaction	1.0% of the sales price of the individual property. An estimate of these fees is difficult to determine at this time.
Asset Management Fee	Fees charged to the Company for the management of its investments	1.0% of the total amount of the Capital Account Balances of all the Class A Members, calculated annually, and paid monthly. An estimate of these fees is difficult to determine at this time.

The Manager is also entitled to 35% of Distributions of Cash from Operations pursuant to Manager’s ownership of 35% of Company Equity. Cash Flow from Operations is Distributable Cash received by the Company as a result of the payments of rents, leases, fees, payments on principal owed to the Company, payments of interest owed to the Company, refinancing or disposition of one or more assets not considered a Capital Transaction, and the sale or other disposition of Company-owned debt to third parties, or any other activities Company may engage in producing revenues. See “Description of the Securities” below and Exhibit 3 the “Operating Agreement” for the definitions of Distributions, Distributable Cash, and Capital Transaction.

Table of Contents	-27-

CONFLICTS OF INTEREST

The Company and its Affiliates experience conflicts of interest in connection with the management of the Company’s business. Some of these material conflicts include:

1.	The terms of the Company’s Operating Agreement (including the Manager’s rights and obligations and the compensation payable to the Manager and its Affiliates) were not negotiated at arm’s length;

2.	The Members may only remove the Manager for “good cause” following the unanimous vote of all Class A Members. Unsatisfactory financial performance does not constitute “good cause” under the Operating Agreement, attached hereto as Exhibit 3;

3.	CST Construction LLC (“CST”) is the Company’s Affiliate construction company to be used for remodeling and renovations on the properties. The Officer Robert Easter, Jr., is a 20% owner in CST and his son-in-law, Steele Taylor is an 80% owner and the Managing-Member of CST. The Company will contract for market rates or lower on its work for the Company.

4.	Parallel Funds. The Manager may, in its discretion and to the extent permitted by applicable law, create or sponsor partnerships or other vehicles that will be formed for participating pro rata and pari passu in the portfolio companies of the Company. ("Parallel Fund"). The Parallel Fund may consist of certain investors who for a variety of reasons may not wish to participate in the investments through the Company. Any costs associated with the formation and administration of a Parallel Fund will be paid by the investors in the Parallel Fund. It is the intention of the Manager that the Manager of the Company will also act as the Manager of the Parallel Fund; provided, however, if such an arrangement were to become prohibited or result in a conflict of interest, a separate Manager will be established.

FIDUCIARY RESPONSIBILITY OF MANAGEMENT

The Manager owes fiduciary duties to the Company and the other Members, including the duty of care and the duty of loyalty as set forth below. A Member has a right to expect that the Manager will do the following:

1.	Use its best efforts when acting on the Company’s behalf,

2.	Not act in any manner adverse or contrary to the Company or a Member’s interests, except that Manager has other interests in similar properties and companies,

3.	Not act on its own behalf in relation to its own interests unless doing so is in the best interests of the Company and is fair and reasonable under the circumstances, and

4.	Exercise reasonable of the skill, care, and due diligence at its disposal.

Table of Contents	-28-

Business Judgment Rule

Just as officers and directors of corporations owe a duty to their shareholders, the Manager is required to perform its duties with the care, skill, diligence, and prudence of like persons in like positions. The Manager will be required to make decisions employing the diligence, care, and skill an ordinary prudent Person would exercise in the management of their own affairs. The ‘business judgment rule’ should be the standard applied when determining what constitutes care, skill, diligence, and prudence of like Persons in like positions.

Duty of Loyalty

The Manager has a duty to refrain from competing with the Company in the conduct of the Company’s business prior to the dissolution of the Company, except that the Members understand and acknowledge that the Manager has Parallel Funds with other interests in similar properties and companies that may compete for its time and resources, which shall not be considered a violation of this duty.

Limited Liability of the Members and the Manager

No Person who is a Member, Manager, or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Manager, or Officer of the Company, unless such Member, Manager or Officer expressly agrees to be obligated personally for any or all of the debts, obligations, and liabilities of the Company (e.g., such as a loan guarantor, etc.).

Indemnification of the Manager and the Members

The Manager or a Member shall not be subject to any liability to the Company for the doing of any act or the failure to do any act authorized herein, provided it was performed in good faith to promote the best interests of the Company, including any liability, without limitation, of any Manager, Member, Officer, employee, or agent of the Company, against judgments, settlements, penalties, fines, or expenses of any kind (including attorneys’ fees and costs) incurred as a result of acting in that capacity.

Nothing in this Offering Circular or the Company’s Operating Agreement shall be construed to affect the liability of a Member of the Company (1) to third parties for the Member's participation in tortious conduct, or (2) pursuant to the terms of a written guarantee or other contractual obligation entered into by the Member (such as a loan guarantee, etc.).

Indemnity of the Manager

The Manager (including its members, officers, employees, and agents) is specifically excluded from personal liability for any acts related to the Company, whether they relate to internal disputes with Members, external disputes with third parties or regulatory agencies, etc., except for cases where a finding is made by a court of law or arbitrator that the Manager engaged in intentional misconduct including, but not limited to, a knowing violation of the law.

Except for exclusions, the Company shall indemnify and hold harmless the Manager from and against any and all loss, cost, liability, expense, damage, or judgment of whatsoever nature to or from any Person or entity, including payment for the Manager’s defense (including reasonable

Table of Contents	-29-

attorney’s fees and costs) arising from or in any way connected with the conduct of the business of the Company.

Further, each Member shall indemnify and hold harmless the Manager, Officer, Directors, employees, and agents from and against any and all loss, cost, liability, expense, damage, or judgment of whatsoever nature to or from any person or entity, including reasonable attorney’s fees, arising from or in any way connected with any liability arising from that Member’s misrepresentation(s) that it met the Investor Suitability Standards established by the Manager for Membership in the Company prior to its admission as a Member.

Liability Insurance

The Company may, at the Manager’s discretion, and as a Company expense, purchase and maintain insurance on behalf of the Company, the Manager, a Member, or employee(s) of the Company against any liability asserted against and incurred by the Company, the Manager, a Member, or employee in any capacity relating to or arising out of the Company’s, Member's, Manager's, or employee's status as such. Such insurance may be in the form of Directors and Officers insurance, key person insurance, employer’s liability insurance, general business liability insurance, and/or any other applicable insurance policy.

Manager Has No Exclusive Duty to Company

The Manager shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right to share or participate in such investments or activities of the Manager or to the income or proceeds derived therefrom.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class B Membership Interests	The Holiday Lifestyle LLC 169 Griffin Boulevard, Suite 106 Panama City Beach, Florida 32413*	35%	0	100%

*The Holiday Lifestyle LLC is co-owned and managed by Mr. Robert Easter, Jr., the Chief Executive Officer of the Company

Table of Contents	-30-

INTEREST OF MANAGEMENT AND CERTAIN OTHER TRANSACTIONS

The Company has not had any related-party transactions within the previous two fiscal years.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Company but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Company and is directed to individual Investors who are United States citizens or residents and who will hold their interests in the Company as “capital assets” (generally, property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Company. The tax consequences of an investment in the Company are complex and will vary depending upon each Investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of Investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Members owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its Members.

Prospective Investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Company. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this Offering Circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations.

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND THE MANAGER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Table of Contents	-31-

Tax Classification of the Company as a Partnership

General.

The federal income tax consequences to the Investors of their investment in the Company will depend upon the classification of the Company as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its Members. Thus, income and deductions resulting from Company operations are allocated to the Investors in the Company and are taken into account by such Investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Company to a Member generally is not taxable to the Member unless the amount of the distribution exceeds the Member’s tax basis in his interest in the Company. In general, an unincorporated entity formed under the laws of a state in the United States with at least two members, such as the Company, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Company is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the Manager does not intend to affirmatively elect classification of the Company as an association taxable as a corporation. Accordingly, the Manager has elected that the Company will be classified as a partnership for federal income tax purposes.

The Manager has no intention of the Company being traded on any market. However, in the event the Company does become publicly traded, then the following rules apply:

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Company were so treated as a corporation for federal income tax purposes, the Company would be a separate taxable entity subject to corporate income tax, and distributions from the Company to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Company, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Company, and thereafter as gain from the sale or exchange of the Investors interests in the Company). The effect of classification of the Company as a corporation would be to reduce substantially the after-tax economic return on an investment in the Company.

A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradable on a secondary market or the substantial equivalent thereof. As discussed in this offering circular, interests in the Company (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Operating Agreement. Specifically, the Operating Agreement generally prohibits any transfer of a partnership interest without the prior consent of the Manager except in connection with an Exempt Transfer. The Manager will consider prior to consenting to any transfer of an interest in the Company if such transfer would or could reasonably be expected to jeopardize the status of the Company as a partnership for federal income tax purposes.

Table of Contents	-32-

The remaining discussion assumes that the Company will be treated as a partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Profits and Losses are allocated to the Members under the Operating Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each Member in accordance with their ownership interests. Certain allocations may be effected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

Under Section 704(b) of the IRS Code, a Company’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “member’s interests in the partnership.” The Company will maintain a capital account for each Member in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Operating Agreement does contain a qualified income offset provision. The Operating Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Company income, gain, loss, and deduction under the Operating Agreement are designed to be allocated to the Members with the economic benefit of such allocations and are in a manner generally in accordance with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the Member’s Interest in the Company. As a result, although the Operating Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the Manager anticipates that the Company’s allocations would generally be respected as being in accordance with the Member’s interest in the Company. However, if the IRS were to determine that the Company’s allocations did not have substantial economic effect or were not otherwise in accordance with the Members’ interests in the Company, then the taxable income, gain, loss and deduction of the Company might be reallocated in a manner different from that specified in the Operating Agreement and such reallocation could have an adverse tax and financial effect on Members.

Limitations on Deduction of Losses.

The ability of a Member to deduct the Member’s share of the Company’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive activity loss limitation and the limitation on the deduction of investment interest. Each prospective Investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Company.

Basis Limitation. Subject to other loss limitation rules, a Member is allowed to deduct its allocable share of the Company’s losses (if any) only to the extent of such Member’s adjusted tax basis in its interest in the Company at the end of the Company’s taxable year in which the losses occur.

At-Risk Limitation. In the case of a Member that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Member under the Operating Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, a Member who acquires a Company interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Company’s activities equal to the amount of cash contributed to the Company in exchange for its interest in the Company. This initial at-risk amount will be increased by the Member’s allocable share of the Company’s income and gains and decreased by their share of the Company’s losses and deductions and the amount of cash distributions made to

Table of Contents	-33-

the Member. Liabilities of the Company, whether recourse or nonrecourse, generally will not increase a Member’s amount at-risk with respect to the Company. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Member’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which a Member is considered to be at-risk with respect to the activities of the Company is reduced below zero (e.g., by distributions), the Member will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

Passive Loss Limitation. To the extent that the Company is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Member to whom Section 469 of the IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Member income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interest subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry property held for investment. Net investment income generally includes gross income and gains from property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Company Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited liability companies that are treated as partnerships, no federal income tax is paid by the Company as an entity. Each individual Member reports on his federal income tax return his distributive share of Company income, gains, losses, deductions, and credits, whether or not any actual distribution is made to such Member during a taxable year. Each individual Member may deduct his distributive share of Company losses, if any, to the extent of the tax basis of his Interests at the end of the Company year in which

Table of Contents	-34-

the losses occurred. The characterization of an item of profit or loss will usually be the same for the Member as it was for the Company.

Tax Returns

Annually, the Company will provide the Members sufficient information from the Company's informational tax return for such persons to prepare their individual federal, state and local tax returns. The Company's informational tax returns will be prepared by a tax professional selected by the Manager.

ERISA CONSIDERATIONS

In some cases, if Investor fails to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or common law as a result of an investment in the Company’s Membership Interests, Investor could be subject to liability for losses as well as civil penalties.

There are special considerations that apply to investing in the Company’s Membership Interests on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If Investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Membership Interests, Investor should ensure that:

1.	The investment is consistent with Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and
7.	The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Membership Interests constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

DESCRIPTION OF THE SECURITIES

Table of Contents	-35-

The Company is offering equity interests in the form of Class A Membership Interests. The following describes the material terms of the Class A Membership Interests, however for more detailed information, please see Exhibit 3, the Operating Agreement.

DIVIDEND RIGHTS

Distributable Cash. The Manager may distribute cash to Members, solely at its discretion, after withholding sufficient working capital and reserves. Distributions to Members, when made, will be allocated among them in proportion to their Percentage Interests (pro-rata ownership) in the Company as is further defined in the Operating Agreement (Exhibit 3). Distributions will be evaluated on a monthly basis, although the Manager anticipates that there may not be any cash distributions until approximately three to six months after investing activities have commenced at the discretion of the Manager. Distributions shall be prorated for each Member in accordance with the time they become a Member of the Company.

Cash Distributions during Operations

Distributable Cash, if any, derived from operations of the Company will be evaluated on a monthly basis, and disbursed as provided below until expended.

▪	Class A Members shall receive a total of 65% of the Distributable Cash derived from operations.

▪	Class B Members shall receive 35% of the Distributable Cash derived from operations.

Cash Flow from Operations is Distributable Cash received by the Company as a result of the payments of rents, leases, fees, payments on principal owed to the Company, payments of interest owed to the Company, refinancing or disposition of one or more assets not considered a “Capital Transaction”, and the sale or other disposition of Company-owned debt to third parties, or any other activities Company may engage in producing revenues.

Cash Distributions from Capital Transactions

Capital Transaction shall mean the sale or disposition or refinance of substantially all of the Company assets in one or more transactions within a six-month period. For purposes of this definition, “substantially all” shall be mean sixty (60%) percent or more of the book value of all of the Company’s assets.

Distributable Cash, if any, from a Capital Transaction will be distributed as provided below until expended:

▪	First, to the Class A Members until they have received a return of 100% of their Capital Contributions; then

▪	Class A Members shall receive a total of 65% of the Distributable Cash, and

▪	Class B Members shall receive 35% of the Distributable Cash.

Table of Contents	-36-

For the purposes of Cash Distribution calculations only, all Distributions from Capital Transactions will be treated as a return of capital until the Class A Members have received 100% of their initial Capital Contributions, after which any further returns will be a return on investment.

To be clear, a refinance or disposition of a single property or asset will not be considered a Capital Transaction unless such meets the definition provided in the Operating Agreement (Exhibit 3).

VOTING RIGHTS

Pursuant to this Agreement, a matter relating to the activities and affairs of the Company shall be decided by the Manager, except as expressly provided below.

1.	Votes Requiring Unanimous Approval of Class A Members. Unanimous consent of all Class A Members is required to remove the Manager for Good Cause (see the definition of “Good Cause” in Article 8.3 of Exhibit 3, the Operating Agreement)

2.	Votes Requiring Approval of a Majority of Interests of Class A Members. A vote of Members holding more than 50% of the Class A Interests of the Company is required to approve and appoint new Manager(s) to the Company if Manager resigns, or is removed by the procedure as per #1 above.

3.	Votes Requiring Approval of a Majority of Interests of All Members. A vote of Members holding more than 50% of Class A and Class B Interests is required to make substantive amendments to the Company’s Operating Agreement (per Article 15.2 of Exhibit 3, the Operating Agreement), and/or to undertake an act outside the ordinary course of the Company’s activities and affairs.

Deadlock. Unless otherwise expressly set forth herein, in the event the Members are unable to reach agreement on or make a decision with respect to any matter on which the Members are entitled to vote, the matter shall be subject to the Internal Dispute Resolution Procedure described in Article 13 of the Operating Agreement (Exhibit 3).

LIQUIDATION RIGHTS

Upon the dissolution and termination of the Company caused by other than the termination of the Company under section 708(b)(1)(B) of the Code, the Manager shall proceed to wind up the affairs of the Company. During such winding-up process, the Profits, Losses, and Distributions of the Distributable Cash shall continue to be shared by the Members in accordance with the Operating Agreement (Exhibit 3).

NO PREEMPTIVE RIGHTS

Class A Members have no preemptive rights to securities made through future offerings.

NO CONVERSION RIGHTS

Class A Members have no conversion rights.

NO REDEMPTION PROVISIONS

Table of Contents	-37-

No Redemption of Class A Units; No Withdrawal; Transfers Permitted at Sole Discretion of Manager. The Company does not permit Class A Members to redeem Units or to withdraw from membership. However, Class A Members are entitled to transfer Membership Interests upon written consent of the Manager as per the instructions in the Company’s Operating Agreement (Exhibit 3).

NO SINKING FUND PROVISIONS

The Operating Agreement provides for no sinking fund provisions.

NO LIABILITY TO FURTHER CALLS OR TO ASSESSMENT BY THE ISSUER

The Operating Agreement does not provide for further calls or to assessment by the Company.

RESTRICTIONS ON ALIENABILITY

Transfers. No transfers of all or any portion of a Class A Member’s Units are permitted either by gift, bequest, mortgage, pledge, or other hypothecation, without the prior written consent of the Manager. The sole exception being that each Member may provide for the disposition of his or her Units in a will or other testamentary device without the Manager’s consent. Any attempt to transfer any such stock in violation hereof shall be null and void ab initio.

REPORTS TO MEMBERS AS REQUIRED BY THE OPERATING AGREEMENT

As soon as practicable after the end of fiscal year, but in no event later than 120 days after the end of such fiscal year, the Manager shall provide to each Member Audited financial statements of the Company as of the end of and for such fiscal year, including a Statement of Assets, Liabilities, and Members’ Equity and statement of operations, together with the report thereon of the Company’s independent certified public accountant or accounting firm, and a statement of properties of the Company, including the cost of such properties.

Within 90 days, the Manager shall provide the following to the Members a Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Internal Revenue Code (“IRS Code”), together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such fiscal year and the amount of such Member’s Capital Account at the end of such fiscal year, and such other financial information and documents respecting the Company and its business as the Manager deems appropriate, or as a Member may reasonably require and request in writing, to enable such Member to prepare federal and state income tax returns.

As soon as practicable after the end of each semi-annual period, but in no event later than 90 days following the end of each such period, the Manager shall prepare and e-mail, mail or make available on its secure website, to each Member 1) the Company’s unaudited financial statements as of the end of such fiscal semi-annual and for the portion of the fiscal year then ended; 2) a statement of the properties of the Company, including the cost of all properties; and 3) a report reviewing the Company’s activities and business strategies for such period. The Manager shall cause the Company reports to be prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

Table of Contents	-38-

PART F/S

AUDITED FINANCIAL STATEMENTS FOR PERIOD ENDED DECEMBER 31, 2020

ASSURANCE DIMENSIONS

Financial Statements and Report of
Independent Certified Public Accountants

The Holiday Lifestyle Fund 1, LLC

December 31, 2020

Table of Contents	-39-

The Holiday Lifestyle Fund 1, LLC

Table of Contents

Independent Auditor's Report.......... 1

Balance Sheet.......... 2

Statement of Operations.......... 3

Statement of Cash Flows.......... 4

Statement of Member's Equity.......... 5

Notes to Financial Statements.......... 6-7

Table of Contents	-40-

ASSURANCE DIMENSIONS

Independent Auditor's Report

Board of Directors and Stockholder

The Holiday Lifestyle Fund 1, LLC

Report on the Financial Statements

We have audited the accompanying financial statements **The Holiday Lifestyle Fund 1, LLC** (the "Company") which comprise the balance sheet as of December 31, 2020 and the related statements of operations, cash flows and member's equity from November 5, 2020 (inception) through December 31, 2020, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of **The Holiday Lifestyle Fund 1, LLC** as of December 31, 2020, and the results of its operations, cash flows and member's equity from November 5, 2020 (inception) through December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Assurance Dimensions

Tampa, Florida
March 28, 2021

ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES
also d/b/a McNAMARA and ASSOCIATES, PLLC
TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053
JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053
ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053
SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053
www.assurancedimensions.com

Table of Contents	-41-

The Holiday Lifestyle Fund 1, LLC
Balance Sheet
December 31, 2020

ASSETS	
Current Assets	
Cash	$ -
Total Current Assets	-
TOTAL ASSETS	$ -
LIABILITIES AND MEMBER'S EQUITY	
Current Liabilities	
Total Current Liabilities	$ -
TOTAL LIABILITIES	-
Member's Equity	
TOTAL MEMBER'S EQUITY	-
TOTAL LIABILITIES AND MEMBER'S EQUITY	$ -

See Accountant's Audit Report

Table of Contents	-42-

The Holiday Lifestyle Fund 1, LLC
Statement of Operations
For the period from November 5, 2020 to December 31, 2020

REVENUE		
Total revenue	$	-
EXPENSES		
Total operating expenses		-
LOSS FROM OPERATIONS		-
OTHER INCOME (EXPENSES)		-
NET LOSS	$	-

See Accountant's Audit Report

Table of Contents	-43-

The Holiday Lifestyle Fund 1, LLC
Statement of Member's Equity
For the period from November 5, 2020 to December 31, 2020

	Class A Units	Class A Units Value	Class B Units	Class B Units Value	Retained Earnings	Total
November 5, 2020	-	$ -	-	$ -	$ -	$ -
Issuance of Founders Units	-	-	27,000	-	-	-
Contribution from Member	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
December 31, 2020	-	$ -	27,000	$ -	$ -	$ -

See Accountant's Audit Report

Table of Contents	-44-

The Holiday Lifestyle Fund 1, LLC
Statement of Cash Flows
For the period from November 5, 2020 to December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES		
Net loss	$	-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:		
Net cash provided by operating activities		-
CASH FLOWS FROM INVESTING ACTIVITIES		
Net cash (used in) investing activities		-
CASH FLOWS FROM FINANCING ACTIVITIES		
Contribution from shareholder		-
Net cash provided by financing activities		-
NET INCREASE IN CASH		-
Cash at beginning of year		-
Cash at end of year	$	-
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION		
Cash paid during year for interest	$	-
Cash paid during year for income taxes	$	-

See Accountant's Audit Report

Table of Contents	-45-

The Holiday Lifestyle Fund 1, LLC

Notes to Financial Statements
December 31, 2020

Note A – Nature of Business and Organization

The Holiday Lifestyle Fund 1, LLC ("the Company") and was organized in November 2020 in the State of Florida. Headquartered in Panama City Beach, Florida. The Company plans to provide its Members with real estate investment opportunities. The Company will purchase real estate throughout the United States and focus its investment efforts on those properties that are income producing.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company, with the consent of its stockholder has elected to be taxed under sections of federal and state income tax law, which provide that, in lieu of partnership income taxes, the member separately accounts for its share of the Company's items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements. The Company periodically assesses whether it has incurred income tax expense or related interest or penalties in accordance for uncertain income tax positions. No such amounts were recognized.

The Company adopted the income tax standard for uncertain tax positions. As a result of this implementation, the Company evaluated its tax positions and determined that it has no uncertain tax positions as of December 31, 2020. The Company's 2020 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Page | 6

Table of Contents	-46-

The Holiday Lifestyle Fund 1, LLC

Notes to Financial Statements
December 31, 2020

Note C – Member's Equity

The Holiday Lifestyle Fund 1, LLC has authorized two classes of units. As of December 31, 2020, authorized and issued units were as follows:

	Authorized	Issued
Class A Units	50,000	0
Class B Units (founders shares)	27,000	27,000

Class A Units represent 65% and Class B Units represents 35% of the total interests in the Company. During the period from November 5, 2020 to December 31, 2020 the Company issued 27,000 founders units to one member for $0.

Note D – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

COVID-19

Management has concluded that the COVID-19 outbreak in 2020 may have a significant impact on business in general, but the potential impact on the Company is not currently measurable. Due to the level of risk this virus has had on the global economy, it is at least reasonably possible that it could have an impact on the operations of the Company in the near term that could materially impact the Company's financials. Management has not been able to measure the potential financial impact on the Company but will review commercial and federal financing options should the need arise.

Note E – Subsequent Events

Management has assessed subsequent events through March 28, 2021, the date on which the financial statements were available to be issued.

Page | 7

Table of Contents	-47-

PART III

EXHIBIT INDEX

Exhibit 2 Articles of Organization

Exhibit 3 Operating Agreement

Exhibit 4 Subscription Agreement

Exhibit 11 Written Expert Consent Letter of Accountant

Exhibit 12 Opinion Re Legality of the Securities

Exhibit 16 Affiliates Diagram

Table of Contents	-48-

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Panama City Beach, Florida on July 2, 2021.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

Holiday Lifestyle Fund 1, L.L.C.

169 Griffin Boulevard, Suite 106

Panama City Beach, Florida 32413

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

 s/Robert Easter, Jr.

Robert Easter, Jr., Chief Executive Officer of the Company

(Date): July 2, 2021

Location Signed: City of Panama City Beach, Florida

This Offering Statement has been signed by the following Directors in the capacities and on the dates indicated.

 s/Robert Easter, Jr.

Robert Easter, Jr., Chief Executive Officer of the Manager

(Date): July 2, 2021

Location Signed: City of Panama City Beach, Florida

Table of Contents	-49-